EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in Harvest Natural Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
PricewaterhouseCoopers LLP
Houston, Texas
June 28, 2010